SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2003

BROCADE COMMUNICATIONS SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-25601 (Commission File Number)	77-0409517 (I.R.S. Employer Identification Number)

1745 Technology Drive
San Jose, CA 95110

(Address, including zip code, of principal executive offices)

(408) 487-8000

(Registrant’s telephone number, including area code)

Item 5. Other Events and Required FD Disclosure.

     On November 20, 2003, Brocade Communications Systems, Inc. announced that it has purchased a building located at its San Jose, California headquarters for $106.8 million in cash. The 194,000 square foot facility, which houses a portion of Brocade’s engineering organization and development, test and interoperability laboratories, was previously leased. In the first quarter of fiscal year 2004, Brocade will record a non-recurring charge of approximately $75 to $85 million primarily related to lease termination, facilities consolidation and other associated costs. As a result of this transaction, Brocade expects to reduce its annual operating expenses by approximately $4 to $6 million.

     The statements regarding Brocade’s non-recurring charge and the expected operating expense reduction are forward-looking statements that involve risks and uncertainties, such that actual results may differ significantly.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

99.1	Press release, dated November 20, 2003, announcing financial results of Brocade Communications Systems, Inc. for the fourth quarter and fiscal year ended October 25, 2003.

Item 12. Results of Operations and Financial Condition.

     On November 20, 2003, Brocade Communications Systems, Inc. issued a press release announcing its financial results for the fourth quarter and fiscal year ended October 25, 2003. A copy of the press release is attached as Exhibit 99.1, and the information in Exhibit 99.1 is incorporated herein by reference.

     The information in Item 7(c) and Item 12 in this Current Report on Form 8-K and the exhibit attached hereto shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.

Dated: November 20, 2003	By:	/s/ Antonio Canova

Antonio Canova
Vice President, Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated November 20, 2003, announcing financial results of Brocade Communications Systems, Inc. for the fourth quarter and fiscal year ended October 25, 2003.